                           SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           CAPITAL ASSOCIATES, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           CAPITAL ASSOCIATES, INC.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      (4) Proposed maximum aggregate value of transaction:
- - ----------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:


Notes:

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                           LAKEWOOD, COLORADO  80235


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 13, 1994

To the Stockholders of
Capital Associates, Inc.:

   The 1994 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Associates, Inc., a Delaware corporation (the "Company"), will be held on Thursday, October 13, 1994, at 10:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, for the following purposes:

   1. to elect directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

   2. to consider and act upon a proposal to ratify the selection by the Board of Directors (the "Board") of KPMG Peat Marwick as independent auditors of the Company for the 1995 fiscal year; and

   3. to transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

   The Board has fixed the close of business on Friday, September 2, 1994, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Annual Meeting, for a period of ten days prior to the Annual Meeting at the Company's offices located at the address set forth above.

   A copy of the Company's Annual Report for the fiscal year ended May 31, 1994 ("Fiscal 1994"), a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about September 9, 1994.

   Stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                   By Order of the Board of Directors,
                                   JOHN L. RUPPERT
                                   Secretary



Lakewood, Colorado
September 9, 1994

                           CAPITAL ASSOCIATES, INC.
                          7175 WEST JEFFERSON AVENUE
                           LAKEWOOD, COLORADO  80235

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 13, 1994

   This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Capital Associates, Inc. (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at its 1994 Annual Meeting of Stockholders to be held on Thursday, October 13, 1994, at 10:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report (the "Annual Report") for the fiscal year ended May 31, 1994 ("Fiscal 1994"), are first being mailed to stockholders on or about September 9, 1994. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.


                           PURPOSE OF ANNUAL MEETING

   At the Annual Meeting, stockholders will be asked to (i) elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) consider and act upon a proposal to ratify KPMG Peat Marwick as the Company's auditors for the year ending May 31, 1995 ("Fiscal 1995"); and (iii) transact such other business as may properly come before the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and constituting a quorum is required for the election of directors, and ratification of the Company's auditors. The Board recommends a vote "FOR" (a) the election of the nominees for directors of the Company listed below and (b) approval of KPMG Peat Marwick as the Company's auditors for Fiscal 1995.


                            QUORUM AND VOTING RIGHTS

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Friday, September 2, 1994 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,029,747 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

   All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") (i) the election of the nominees for directors of the Company listed below and (ii) approval of KPMG Peat Marwick as the Company's auditors for Fiscal 1995. Abstentions will be counted as shares present for quorum purposes but otherwise will count as a vote against the applicable proposal. Broker non-votes will be counted as shares present for quorum purposes but otherwise will not be counted for any purposes in determining whether a matter has been approved. Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked by (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (c) submitting a duly executed proxy bearing a later date.

   The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, by telephone, telegraph or personal call. Such persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.


                             ELECTION OF DIRECTORS

NOMINEES

   The Board currently consists of six (6) members: James D. Edwards, Gary M. Jacobs, Dennis J. Lacey, William B. Patton, Jr., Peter F. Schabarum and James
D. Walker. Messrs. Edwards, Lacey, Patton and Schabarum were re-elected to the Board at the 1993 annual meeting of stockholders. The directors elected Mr. Jacobs to the Board in January 1994. The directors elected Mr. Walker to the Board in June 1994. The Board proposes that the six current directors listed below as nominees be re-elected as directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Annual Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

   The names of the nominees, their ages at the Record Date and certain other information about them are set forth below:

Nominee                   Age  Position(s) with Company                          Director Since
- - -------                   ---  ------------------------                          --------------
James D. Edwards           54  Director                                                1987
Gary M. Jacobs             48  Director                                         1976-1991 and 1994
Dennis J. Lacey            41  Chief Executive Officer, President and Director         1991
William B. Patton, Jr.     58  Chairman of the Board and Director                      1987
Peter F. Schabarum         64  Director                                                1991
James D. Walker            48  Director                                                1994

   Mr. Edwards is President and Chief Executive Officer of Tricord Systems, Inc., a computer hardware and software development firm. From 1987 to 1989, Mr. Edwards was President and Chief Executive Officer of Telwatch, Inc., a telecommunications firm. From 1983 to 1987, Mr. Edwards held various executive positions with AT&T, including President of AT&T Computer Systems. Prior to 1983, Mr. Edwards held executive positions with IBM Corporation, Xerox Corporation and Bausch & Lomb. Mr. Edwards is also a director of Tricord Systems, Inc., a corporation unrelated to the Company, and Capital Associates International, Inc. ("CAII"), a wholly-owned subsidiary of the Company.

   Mr. Jacobs is Executive Vice President and Chief Financial Officer of Corporate Express, Inc., an office supply products company. From 1990 through November 1992, Mr. Jacobs served as the President and Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, Mr. Jacobs served as Executive Vice President and in various other senior executive positions with the Company and CAII. Prior to joining the Company, Mr. Jacobs served as a director of finance for Storage Technology Corporation, a public company which manufactures computer peripheral devices. Mr. Jacobs served as a director of the Company and CAII from 1978 through mid-1990 and is also currently a director of Boulder Retail Finance Corporation.

   Mr. Lacey joined the Company as Vice President, Operations, in October 1989. Mr. Lacey was appointed Treasurer on January 1, 1991, Chief Financial Officer on April 11, 1991, a director on July 19, 1991, and President and Chief Executive Officer on September 6, 1991. Prior to joining the Company, Mr. Lacey was an audit partner for the public accounting firm of Coopers & Lybrand. Mr. Lacey is also a director and senior officer of CAII, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp., CAI Leasing Canada, Ltd., CAI Partners Management Company, CAI Securities Corporation and Capital Equipment Corporation (collectively referred to herein as the "CAI Affiliates"), all of which are first or second tier wholly-owned subsidiaries of the Company. Mr. Lacey is also a director of CAI (Japan), Inc. CAI owns 19% of the stock of CAI (Japan), Inc. and has an option to acquire an additional 20% of the stock of CAI (Japan), Inc., on or before October 31, 1995. Mr. Lacey is also a director of Guaranty National Corporation.

   Mr. Patton is a Senior Vice President and President of U.S. Information Systems, UNISYS Corporation, a manufacturer of computers, servers and peripheral equipment and developer of information system software. Mr. Patton was Chairman and Chief Executive Officer of Parallan Computer, Inc., from July 1990 to June 1991 and was a private investor from July 1989 to July 1990. From January 1985 to July 1989, Mr. Patton was President and Chief Executive Officer of MAI Basic Four, Inc., a computer systems manufacturer. Prior to 1985, Mr. Patton was Chairman, President and Chief Executive Officer of CADO Systems Corporation, Executive Vice President of Ampex International, and Vice President, Western Operations, of Honeywell, Inc. Mr. Patton is also a director of Prolog Corporation, CAII and CAI (Japan), Inc.

   Mr. Schabarum is currently engaged in several real estate development projects as a principal and serves as consultant to several clients in connection with matters involving local governmental agencies. Mr. Schabarum served as a Los Angeles County Supervisor from 1972 to 1991. During that period, Mr. Schabarum served as a member of the Los Angeles County Transportation Commission, a director of the Los Angeles County Fair, the Community Development Commission, the Industrial Development Authority, the Los Angeles County Economic Development Corporation and the Memorial Coliseum Commission. Mr. Schabarum currently serves on the National Air & Space Museum Advisory Board, has served as a consultant regarding governmental affairs from 1992 to the present, currently serves as a board member of U.S. Term Limits and Rancheros Visitadores, is the founder and chairman of Citizens for Term Limits and is the founder and chairman of the Foundation for Citizen Representation. Mr. Schabarum is also a director of CAII.

   Mr. Walker is the President, Chief Executive Officer, 50% shareholder and a director of MCC Financial Corporation, a commuter aircraft leasing company ("MCC"). He has held these positions since 1988 when he and Mr. Buckland (also a 50% stockholder of MCC) acquired MCC from Fairchild Industries. Prior to that time, Mr. Walker was involved in the equipment lease management business with Thomson McKinnon Securities and Finalco, Inc. Prior to that, Mr. Walker also held marketing and engineering positions with IBM Corporation and TRW, Inc. Mr. Walker is also a director of CAII.

BOARD COMMITTEES AND MEETINGS

   The Board held a total of four (4) regular meetings and four (4) special meetings (for a total of eight (8) meetings) during Fiscal 1994. The Board has an Audit Committee, Compensation Committee and Nominating Committee. As discussed below, the Board established a Special Committee to represent the Company's interests in connection with the sale by Mr. Kazan of all of his shares of Common Stock to MCC in June 1994 (the "Kazan Sale"). See "Certain Transactions" below for a detailed discussion of the Kazan Sale. The Special Committee disbanded upon completion of its assigned duties in June 1994.

   During Fiscal 1994, the Audit Committee consisted of Messrs. Edwards and Kazan and, for a portion of the year, Mr. Jacobs. The Board appointed Mr. Jacobs to the Audit Committee effective at its meeting in April 1994. Mr. Kazan resigned from the Audit Committee effective June 1, 1994, in connection with the Kazan Sale and his resignation from the Board effective as of the same date.
The Audit Committee held four (4) meetings during Fiscal 1994. The Audit Committee recommends selection of the Company's independent auditors and is primarily responsible for reviewing recommendations made by the Company's independent auditors and evaluating the Company's adoption/implementation of such recommendations. Effective at its August 1994 meeting, the Board appointed Mr. Schabarum to the Audit Committee.

   During Fiscal 1994, the Compensation Committee consisted of Messrs. Patton and Schabarum. The Compensation Committee held four (4) meetings during Fiscal 1994. The Compensation Committee is responsible for initiating, evaluating and recommending to the Board amendments to the Company's compensation plans. Effective at its August 1994 meeting, the Board accepted Mr. Schabarum's resignation from the Compensation Committee and appointed Mr. Walker to the Compensation Committee.

   During Fiscal 1994, the Nominating Committee consisted of Messrs. Edwards, Patton and Kazan. Mr. Kazan resigned from the Nominating Committee effective June 1, 1994, in connection with the Kazan Sale and his resignation from the Board effective as of the same date. The Nominating Committee recommends to the Board nominees for appointment to the Board and nominees for the slate of directors to be voted on by the Company's stockholders at the annual meeting. The Nominating Committee held no meetings during Fiscal 1994. The Board as a whole, rather than the Nominating Committee, acted on and approved the nominations of Messrs. Jacobs and Walker to the Board and, because there were no new nominees for appointment to the Board, the Board, as a whole, determined the slate of directors to be voted on at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures described in "Stockholder Proposals" below. Effective at its August 1994 meeting, the Board appointed Mr. Walker to the Nominating Committee and asked Mr. Lacey to serve as an advisor to the Nominating Committee.

   The Special Committee was formed in May 1994 and disbanded upon completion of its assigned duties in June 1994. The Special Committee consisted of Messrs. Edwards, Lacey, Patton and Schabarum. The Special Committee held two (2) meetings during Fiscal 1994. The Board established the Special Committee for the principal purposes of (1) reviewing the terms and conditions of the Kazan Sale, (2) examining the impact and consequences of the consummation of the Kazan Sale on the Company and (3) taking such other action, reviewing such other matters, making such inquiries and making such recommendations to the whole Board as the Special Committee, in its sole and absolute discretion, determined were necessary and appropriate to carry out its duties.

   During Fiscal 1994, all directors (including Mr. Kazan who was director for all of Fiscal 1994, including Mr. Jacobs for the period commencing on the date he was elected to the Board and excluding Mr. Walker who was elected to the Board after the close of Fiscal 1994) attended over 75% of the aggregate number of regular and special meetings of the Board, and all members of the Audit Committee, Compensation Committee and Special Committee attended over 75% of the aggregate number of their respective committee meetings.

DIRECTOR COMPENSATION

   During Fiscal 1994, the Company agreed to pay each director who was not an officer of the Company ("Outside Directors") $2,500 ($3,750 to the Chairman of the Board) per quarter (the "Quarterly Retainer"), $1,000 for each Board meeting attended and $1,000 for each committee meeting attended ("Meeting Fees"), and to reimburse each director for the reasonable expenses of attending such meetings ("Expense Reimbursements"). Outside Directors also received stock options during Fiscal 1994.

   In addition to the Quarterly Retainer and Meeting Fees, the Company paid each of the Outside Directors the following additional fees for consulting services rendered to the Company in Fiscal 1994: (1) James D. Edwards -$0; (2) Gary M. Jacobs - $0; (3) Richard Kazan - $4,000; (4) William B. Patton, Jr. - $6,000 (Mr. Patton elected to defer receipt of an additional $19,000 that was earned in Fiscal 1994); (5) Peter F. Schabarum - $0; and (6) James D. Walker - $0. These amounts do not include (1) Expense Reimbursements paid to the Outside Directors during Fiscal 1994, (2) Meeting Fees for meetings that occurred during Fiscal 1994 and were billed to the Company during Fiscal 1994 but were not paid during Fiscal 1994, (3) Meeting Fees for meetings that occurred during Fiscal 1994 but were not billed to the Company during Fiscal 1994 and (4) stock options that were granted to the Outside

Directors in Fiscal 1994 and prior fiscal years that vested during Fiscal 1994. See the immediately following paragraph for a description of such stock options. See "Certain Transactions" below for an explanation of certain agreements entered into by the Company with Messrs. Kazan, Patton and MCC.

   During Fiscal 1994, the following number of stock options vested for each of the Outside Directors: (1) James D. Edwards - 25,000; (2) Gary M. Jacobs - 11,942; (3) Richard Kazan - 32,750; (4) William B. Patton, Jr. -40,000; (5)
Peter F. Schabarum - 25,000; and (6) James D. Walker - 0. Mr. Lacey, a director of the Company, was not eligible to participate in the stock option program for Outside Directors during Fiscal 1994. As discussed in "Certain Transactions" below, on June 1, 1994, Mr. Kazan exercised stock options for 291,000 shares of Common Stock for an aggregate cash purchase price of $202,244.38 and then sold all of the shares of Common Stock received upon exercise of such stock options to MCC as part of the Kazan Sale.

   At the August 1994 Board meeting, the directors voted, effective as of June 1, 1994, to (i) increase the Quarterly Retainer from $2,500 ($3,750 to the Chairman of the Board) per quarter to $3,750 ($5,000 to the Chairman of the Board) per quarter, (ii) keep Meeting Fees at $1,000 for each meeting attended and (iii) award each Outside Director stock options to acquire 10,000 shares of Common Stock at an exercise price of $0.625 per share (the closing price of the Common Stock on August 26, 1994), which will vest at the rate of 2,500 shares per fiscal quarter during Fiscal 1995 provided that the Outside Director serves in his capacity as such for each such quarter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During Fiscal 1994, the Compensation Committee was comprised of Messrs. Patton and Schabarum. Effective at the August 1994 Board meeting, the Board accepted Mr. Schabarum's resignation from the Compensation Committee and appointed Mr. Walker to the Compensation Committee. Messrs. Patton, Walker and Schabarum are all directors of the Company. However, none of the three of them is, or ever has been, an officer or employee of the Company. Messrs. Patton, Schabarum and Walker are also directors of CAII, Mr. Patton is a director of CAI (Japan), Inc. and Prolog Corporation, Mr. Schabarum is a director of U.S. Term Limits and Rancheros Visitadores, Citizens for Term Limits and Foundation for Citizen Representation and Mr. Walker is a director of MCC.

   The Company and William B. Patton, Jr. entered into a Consulting Agreement, dated April 30, 1993 (the "Patton Consulting Agreement"). Pursuant to the Patton Consulting Agreement, Mr. Patton agreed to provide certain consulting services to the Company related to its financial restructuring in exchange for
(i) $250 per hour up to a maximum of $15,000 (which amount the Board increased in October 1993 to up to $30,000 in the aggregate) and (ii) reimbursement of all out-of-pocket expenses incurred in connection with such consulting services. Additionally, concurrent with the successful closing of a financing, merger, consolidation, reorganization, tender offer, sale of substantially all of the assets, sale of stock or similar transaction arranged by Mr. Patton on behalf of the Company, the Company agreed to pay Mr. Patton a closing fee equal to (a) the sum of four-tenths of one percent (.4%) of the principal amount of any senior debt financing provided to the Company plus eight-tenths of one percent (.8%) of the principal amount of any subordinated or mezzanine debt financing provided to the Company, plus one and two-tenths percent (1.2%) of any equity financing provided to the Company, including payments made to Company stockholders, reduced by (b) all amounts previously paid to Mr. Patton by the Company for services under the Patton Consulting Agreement; provided, however, that the aggregate amount excluding reimbursed expenses paid to Mr. Patton under the Patton Consulting Agreement would not exceed $200,000. The Patton Consulting Agreement expired, by its terms, on December 31, 1993. The Company paid Mr. Patton $6,000 of consulting fees (and $5,600.86 of expense reimbursements) under the Patton Consulting Agreement during Fiscal 1994 and has been billed by Mr. Patton for an additional $19,000 of consulting fees, payment of which Mr. Patton has elected to defer and which the Company, accordingly, has not yet paid to Mr. Patton. See the discussion of these arrangements in "Certain Transactions" below.

   On June 1, 1994, MCC purchased 2,332,165 shares of Common Stock (representing approximately 23.3% of the total outstanding shares of Common Stock at that time) from Richard Kazan for $2,651,642.38.  During

Fiscal 1994, the Company paid MCC $106,080 in connection with the closing of several leasing transactions involving the Company, MCC and certain unrelated third parties. See the discussion of these arrangements in "Certain Transactions" below.


                               EXECUTIVE OFFICERS

   The following table sets forth (i) the names of the executive officers, (ii) their ages at the Record Date and (iii) the capacities in which they serve the
Company:

Name of Individual     Age                Capacities in Which Served
- - ------------------     ---                --------------------------
Dennis J. Lacey         41  Chief Executive Officer; President; and Director
John E. Christensen     46  Senior Vice President, Finance; Chief Financial Officer; and Treasurer
David L. Fabian         46  Senior Vice President, Corporate Services
John F. Olmstead        50  Senior Vice President, Public Equity
Richard H. Robinson     54  Senior Vice President, Marketing

   See "Election of Directors - Nominees" above for a description of Mr. Lacey's background and the positions held by Mr. Lacey with the Company.

   Mr. Christensen joined the Company as Vice President and Treasurer in November 1988. From November 1988 to January 1991, Mr. Christensen served as Vice President and Treasurer of CAII. From January 1991 to October 1991, Mr. Christensen served as Senior Vice President, Operations, and as the principal accounting officer of the Company. In October 1991, Mr. Christensen was promoted to Senior Vice President - Finance, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Christensen was employed from 1986 with Maxicare Health Plans, Inc., as its Vice President and Treasurer. Before that, Mr. Christensen held senior management positions with Global Marine, Inc. and Santa Fe International, Inc. Mr. Christensen is a director and officer of Whitewood Credit Corporation, a wholly-owned subsidiary of CAII, and all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd.). Mr. Christensen is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd.

   David L. Fabian is Senior Vice President, Corporate Services, of the Company. Mr. Fabian joined the Company in his current position in April 1991. Prior to joining the Company, he was Vice President of Human Resources for MAI Systems Corporation (which manufactures computer desktop workstations, data input devices and printers and develops software), Vice President of Human Resources for Contel Computer Systems (which designs, manufactures and markets multi-user, microprocessor-based computer systems) and Vice President of Human Resources for TRW-Fujitsu (which integrates computers and distributes data processing systems for sale in retail, financial and other markets). Before that, he held human resources positions for eleven years with Data General and Honeywell Information Systems. Mr. Fabian is an officer, but not a director, of CAII.

   John F. Olmstead is Senior Vice President, Public Equity, of the Company. Mr. Olmstead joined the Company as a Vice President in December 1988. He was promoted to his current position in September 1991. Prior to joining the Company, Mr. Olmstead co-founded Finalco, Inc., an independent leasing company, and served as a senior officer of Finalco Corporation for 14 years. Mr. Olmstead has also served as Chairman of the Board of Neo-kam Industries, Inc., Matchless Metal Polish Company, Inc., and ACL, Inc. for more than five years. Mr. Olmstead is a director and officer of all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd.). Mr. Olmstead is an officer, but not a director, of CAII.

   Richard H. Robinson is Senior Vice President, Marketing, of the Company. Mr. Robinson joined the Company in his present position in October 1991. Prior to joining the Company, he was the Executive Vice

President and Chief Operating Officer of Information Processing Systems, a leasing company affiliated with USF&G Insurance. Prior to that, he served for five years as Senior Vice President of Equitable Life Leasing Corporation, a financial affiliate of Equitable Life Insurance Company, and for seven years as President of Robinson & Associates, a leasing and asset management consulting firm. Mr. Robinson is a director and officer of all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd.). Mr. Robinson is an officer, but not a director, of CAII.

EXECUTIVE COMPENSATION

   COMPENSATION COMMITTEE REPORT. The Compensation Committee of the Board is composed entirely of non-employee directors and is responsible for setting and administering the policies which govern both the annual compensation and stock ownership programs for all employees, officers and directors of the Company.
The Company's compensation programs are designed to (1) relate the level of compensation paid to individual executive officers and all executive officers as a group to the Company's success in meeting its annual and long-term performance goals and business plan(s), (2) reward individual, group and team achievement(s), (3) attract and retain executives capable of leading the Company to meet its performance and business plan goals and (4) motivate executive officers to enhance long-term stockholder value.

   The Compensation Committee annually evaluates the total cash compensation (including base salary and incentive cash compensation) paid to, Common Stock ownership of and stock option ownership of the Company's executive officers, including its Chief Executive Officer, in light of corporate performance compared with the Company's business plan and the performance of other independent leasing companies. The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any stock options granted under the Stock Option Plan will meet the requirement of being performance based, the Compensation Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

   The Company's Fiscal 1994 executive compensation program was composed entirely of base salary compensation (except in the case of Mr. Lacey, who received a cash bonus in addition to base salary). The base salary compensation of each of the Company's executives was established with survey data of compensation paid by other independent leasing companies and was within the salary range for executives performing similar duties and having similar responsibilities at such other companies. The Compensation Committee also relied, in part, on other subjective considerations in setting executive compensation levels based on the Company's overall performance goals.

   The Compensation Committee reviewed the Common Stock and stock option ownership of the Company's executives at the beginning of Fiscal 1994. Based on that review, the Compensation Committee determined that increases in the price of the Common Stock during Fiscal 1994, assuming the Company met its financial goals in Fiscal 1994, would be sufficient to reward the Company's executives, each of whom owns Common Stock and stock options as the result of compensation awards in prior fiscal years, for outstanding performance in Fiscal 1994, and, therefore, did not make any additional Common Stock awards or stock option grants to the executive officers during Fiscal 1994. The incentive Common Stock awards and stock option grants to executives in prior fiscal years were paid pursuant to incentive plans that provided for awards and grants to the executives only if the Company met certain key performance goals established at the time the plans were adopted. These goals included, among other things, earnings and other financial targets.

   Dennis J. Lacey is the Company's President and Chief Executive Officer. The Compensation Committee bases Mr. Lacey's compensation on both quantitative and qualitative factors directly linked to the Company's performance, achievement of short- and long-term objectives and the enhancement of stockholder value. Mr. Lacey's base salary was $214,000 during Fiscal 1994 (the same as in the fiscal years ended May 31, 1993 and May 31, 1992 ("Fiscal 1993" and "Fiscal 1992," respectively)). Mr. Lacey's salary in Fiscal 1994 was within the range of salaries paid to chief executive officers by other independent leasing companies. Mr. Lacey also received a $25,000 cash bonus in Fiscal 1994 for services performed during the second half of Fiscal 1993. The Compensation Committee believes that this amount was reasonable in relation to the financial performance of the Company during the second half of Fiscal 1993. In addition, pursuant to the terms of the Lacey Employment Agreement (see "Certain Transactions" for a detailed discussion of the Lacey Employment Agreement), Mr. Lacey is entitled to receive (i) 50,000 shares of Common Stock for each $.50 increase for ten consecutive days in the reported trading price of the Common Stock in excess of $1.00 per share up to $4.00 per share and (ii) an additional 50,000 shares of Common Stock for each subsequent $.33 increase (for a similar ten-day period) in the reported trading price of the Common Stock between $4.00 and $5.00 (the "Incentive Shares"). The Incentive Shares tie Mr. Lacey's compensation to the long-term performance of the Company and to the interests of the Company's stockholders. See "Certain Transactions" below for a further description of the Lacey Employment Agreement and Mr. Lacey's compensation.

   The Compensation Committee believes the Company's executive officer compensation programs serve the Company's best interests by attracting and retaining qualified professionals and providing those persons incentives to attain financial and other goals which benefit the Company and its stockholders.


                                            Compensation Committee,
                                            William B. Patton, Jr.
                                            Peter F. Schabarum
                                            Dated as of May 31, 1994



   At the August 1994 Compensation Committee meeting, the members of the Compensation Committee (i) extended the term of the Lacey Employment Agreement through and including September 6, 1996, (ii) increased Mr. Lacey's base salary to $225,000, effective as of September 6, 1994, (iii) awarded Mr. Lacey a $25,000 cash bonus for services performed during Fiscal 1994 and (iv) adopted a senior management incentive cash bonus plan for Fiscal 1995 that is tied to achieving certain earnings targets set forth in the Company's 1995 Strategic Business Plan and individual members of senior management achieving other objectives. No payments were made during Fiscal 1994 to any member of senior management under the senior management incentive cash bonus plan for Fiscal 1995.

   SUMMARY COMPENSATION TABLE. The following table provides certain summary information for Fiscal 1994, Fiscal 1993 and Fiscal 1992, concerning compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the four other executive officers of the Company whose aggregate base salary and bonus for Fiscal 1994 exceeded $100,000 (referred to herein as the "Named Executive Officers"):

=====================================================================================================================
                                                                                          Long-Term Incentive
                                                                                         Compensation ("LTIP")
                                                                                 ------------------------------------
                                                                                         Awards
                                                 Annual Compensation             ----------------------
                                       ---------------------------------------   Restricted     Number
                               Fiscal                             Other Annual     Stock          of
     Name and Position          Year   Salary(1)      Bonus       Compensation     Awards       Options  LTIP Payouts
- - ----------------------------   ------  ---------     -------      ------------   ----------    --------  ------------

Dennis J. Lacey,                1994   $220,400      $25,000(3)     $ 7,477(11)      -0-          -0-         -0-
  Chief Executive Officer;      1993   $220,400      $64,063(4)     $29,432(12)      -0-          -0-       50,000(16)
  President; and Director       1992   $210,250      $22,094(5)     $ 9,237(13)   500,000(15)     -0-         -0-

John E. Christensen,            1994   $163,900          -0-            -0-          -0-          -0-         -0-
  Senior Vice President,        1993   $157,323      $54,272(6)         -0-          -0-          -0-         -0-
  Finance; Treasurer; and       1992   $145,725      $   730(7)         -0-          -0-         75,000       -0-
  Chief Financial Officer

David L. Fabian,                1994   $125,050          -0-            -0-          -0-          -0-         -0-
  Senior Vice President,        1993   $120,847      $16,250(8)         -0-          -0-          -0-         -0-
  Corporate Services            1992   $119,000          -0-        $25,000(14)      -0-          -0-         -0-

John F. Olmstead,               1994   $163,900          -0-            -0-          -0-          -0-         -0-
  Senior Vice President,        1993   $157,323      $40,750(9)         -0-          -0-          -0-         -0-
  Public Equity                 1992   $151,000          -0-            -0-          -0-         31,440       -0-

Richard H. Robinson,            1994   $163,900          -0-            -0-          -0-          -0-         -0-
  Senior Vice President,        1993   $157,323      $57,500(10)        -0-          -0-          -0-         -0-
  Marketing                     1992   $ 95,423(2)       -0-            -0-          -0-        150,000       -0-
=====================================================================================================================

(1) Includes amounts earned but deferred at the election of the Named Executive Officer and the accrual of a $6,400 premium payment on behalf of each Named Executive Officer for a universal life insurance policy pursuant to an insurance benefit plan (the "Insurance Plan"). The amount of the annual premium allowance under the insurance plan is determined by a formula based on the value of certain benefits relinquished by the Named Executive Officers under the Company's 401(k) Plan, from which such officers voluntarily withdrew in Fiscal 1991 in order to prevent the 401(k) Plan from being "top heavy" under applicable Treasury regulations.

(2)  Represents partial year compensation.

(3) Consists of a $25,000 cash bonus paid during Fiscal 1994 for services rendered during the second half of Fiscal 1993.

(4) Includes a $25,000 cash bonus, an award of 25,000 shares of Common Stock, valued at $12,500, a second award of 25,000 shares of Common Stock, valued at $23,438, and 5,000 shares of Common Stock, valued at $3,125, that were awarded under the Company's 1990 Key Employee Incentive Stock Option Plan (the "1990 Plan") and vested in Fiscal 1993. All stock grants/awards discussed in this table are valued at the closing price of the Common Stock as reported on the NASDAQ National Market System ("NASDAQ/NMS") on the award/grant date.

(5) Includes an award of 100,000 shares of Common Stock, valued at $12,500, a second award of 25,000 shares of Common Stock, valued at $8,500, and 5,000 shares of Common Stock, valued at $1,094, that were awarded under the 1990 Plan and vested in Fiscal 1992.

(6) Includes 3,334 shares of Common Stock, valued at $2,084, that were awarded under the 1990 Plan and vested in Fiscal 1993. Also includes 35,000 shares of Common Stock, valued at $17,500, that were awarded on August 28, 1992, and an additional 37,000 shares of Common Stock, valued at $34,688, that were awarded on January 15, 1993, pursuant to the Crisis Recovery Employee Incentive Bonus Plan, adopted by the Company in December 1991 (the "1992/1993 Plan"). The 1992/1993 Plan covered the third and fourth quarters of Fiscal 1992 and the first and second quarters of Fiscal 1993. The Company did not award any bonuses under the 1992/1993 Plan for the third and fourth quarters of Fiscal 1992. During Fiscal 1993, as described above, the Company awarded 72,000 shares of Common Stock under the 1992/1993 Plan to Mr. Christensen.

(7) Consists of 3,334 shares of Common Stock, valued at $730, that were awarded under the 1990 Plan and vested in Fiscal 1992.

(8) Includes 10,000 shares of Common Stock, valued at $5,000, that were awarded on August 28, 1992, and an additional 12,000 shares of Common Stock, valued at $11,250, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(9) Includes 29,000 shares of Common Stock, valued at $14,500, that were awarded on August 28, 1992, and an additional 28,000 shares of Common Stock, valued at $26,250, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(10) Includes 40,000 shares of Common Stock, valued at $20,000, that were awarded on August 28, 1992, and an additional 40,000 shares of Common Stock, valued at $37,500, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(11) Includes a $6,000 automobile allowance and $1,477 of premiums paid for term life and disability insurance.

(12) Includes a $6,000 automobile allowance, $2,370 of premiums paid for term life and disability insurance and income tax gross-up payments of $21,062 relating to grants of Common Stock.

(13) Includes a $5,631 automobile allowance, $606 of premiums paid for term life and disability insurance and income tax gross-up payments of $3,000 relating to grants of Common Stock.

(14) Represents a cash relocation allowance.

(15) Mr. Lacey may earn up to 500,000 Incentive Shares under the Lacey Employment Agreement, subject to certain earnout arrangements tied to incremental increases in the trading price of the Common Stock. See the discussion of the Lacey Employment Agreement in "Compensation Committee Report" above and in "Certain Transactions" below. As of the end of Fiscal 1994, Mr. Lacey had earned 50,000 Incentive Shares and an aggregate 450,000 Incentive Shares remained subject to the aforementioned earnout arrangements. During Fiscal 1994, the Company registered with the Securities and Exchange Commission ("SEC") all of the shares of Common Stock that could be awarded to Mr. Lacey under the Lacey Employment Agreement. During Fiscal 1994, Mr. Lacey sold 25,000 Incentive Shares. See
     Note 16 below.

(16) The Common Stock price exceeded $1.00 per share for 10 consecutive days during Fiscal 1993, but Mr. Lacey was not entitled to receive, and did not receive, the 50,000 Incentive Shares earned by reason thereof until Fiscal 1994, when the Company completed the registration of such shares with the SEC. See "Certain Transactions" below for a discussion of the Lacey Employment Agreement.

     STOCK OPTION GRANTS. The Company granted no stock options to the Named Executive Officers during Fiscal 1994.

     OPTION EXERCISES AND HOLDINGS. The following table provides information with respect to the Named Executive Officers concerning the exercise of options during Fiscal 1994 and unexercised options held as of the end of Fiscal 1994:


========================================================================================================================
                                                                                                Value of Unexercised
                                                            Number of Unexercised Options       In-the-money Options
        Name              Number of                                  at Year End                   at Year End (1)
        ----           Shares Acquired   Value Realized     -----------------------------    ---------------------------
                         On Exercise      on Exercise       Exercisable     Unexercisable    Exercisable   Unexercisable
                         -----------      -----------       -----------     -------------    -----------   -------------
Dennis J. Lacey              -0-              -0-              45,000           15,000         $14,063        $ 4,687

John E. Christensen          -0-              -0-              82,500           52,500         $34,125        $24,750

David L. Fabian              -0-              -0-             125,000              -0-         $54,687        $   -0-

John F. Olmstead             -0-              -0-             104,640           45,360         $36,198        $17,673

Richard H.                   -0-              -0-             112,500           37,500         $91,406        $39,469
Robinson
========================================================================================================================

(1) The value of unexercised in-the-money options at the end of Fiscal 1994 is based on the closing price of the Common Stock as reported on the NASDAQ/NMS at May 31, 1994 ($0.875), less the exercise price per share of the options.


    LONG-TERM INCENTIVE PLANS. The Company awarded no shares or other compensation under long-term incentive plans to the Named Executive Officers during Fiscal 1994. See "Summary Compensation Table" for a discussion of long-term incentive plan awards in years prior to Fiscal 1994.



        (THE REMAINING SPACE ON THIS PAGE IS INTENTIONALLY LEFT BLANK)

   PERFORMANCE GRAPH. The following graph is a comparison of cumulative total return on investment among the Company, the NASDAQ Composite Index (the "NASDAQ Index") and a peer group index consisting of certain independent leasing companies (the "Peer Group Index"):






                       [PERFORMANCE GRAPH APPEARS HERE]






                   1989      1990      1991      1992      1993      1994
- - --------------------------------------------------------------------------------
 NASDAQ US         $100      $104      $119      $139      $167      $175
- - --------------------------------------------------------------------------------
 SELECT PEER       $100       $75       $91       $59       $62       $82
- - --------------------------------------------------------------------------------
 CAI               $100       $43        $7        $8       $16       $12
- - --------------------------------------------------------------------------------

. Assumes $100 Investment on January 1, 1989.
. Select Peer Group is comprised of the following independent leasing companies:

  . Amplicon, Inc.    . Chancellor Corp.
  . Comdisco, Inc.    . Industrial Funding Corp.
  . LDI Corp.         . Sunrise Leasing

NOTE: Mountain Medical Equipment ("MME") was included in the Select Peer Group in the 1993 Proxy Statement. MME was acquired during Fiscal 1994 and is no longer an independent, publicly-traded leasing company. Accordingly, the company has deleted MME from its 1994 Select Peer Group.



               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

   To the Company's knowledge, during Fiscal 1994, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% Holders were complied with.

                             CERTAIN TRANSACTIONS

   In June 1994, Richard Kazan exercised stock options to acquire (i) 32,750 shares of Common Stock at an exercise price of $1.0625 per share (an aggregate exercise price of $34,796.88), (ii) 58,250 shares of Common Stock at an exercise price of $.75 per share (an aggregate exercise price of $43,687.50) and (iii) 200,000 shares of Common Stock at an exercise price of $.6188 per share (an aggregate exercise price of $123,760.00). Mr. Kazan then sold (referred to earlier herein as the "Kazan Sale") all of his shares of Common Stock (consisting of the 2,041,165 shares of Common Stock that he already owned plus the 291,000 shares of Common Stock that he received upon exercise of his stock options (the "Option Shares")) to MCC. MCC paid (a) the exercise price for the Option Shares directly to the Company (an aggregate exercise price of $202,244.38) and (b) $2,449,398 directly to Mr. Kazan for all of his shares of Common Stock.

   In connection with the Kazan Sale, Mr. Kazan resigned as a director of the Company and all of its subsidiaries and affiliates, and the Board elected Mr. Walker to fill the vacancy on the Board caused by Mr. Kazan's resignation. In addition, in connection with the Kazan Sale, the Board, after due deliberation and consideration of all of the relevant facts, (i) waived its right of first purchase under the Stockholders' Agreement (as defined below) to purchase Mr. Kazan's shares of Common Stock, (ii) approved certain amendments to the Stockholders' Agreement (which are discussed in more detail below), (iii) entered into a standstill and confidentiality agreement with Mr. Kazan which prohibits Mr. Kazan from purchasing shares of Common Stock for 48 months following the closing of the Kazan Sale and obligates Mr. Kazan to maintain the confidentiality of all Company confidential information in his possession for 24 months following the closing of the Kazan Sale and (iv) approved the Kazan Sale and expressed its intent that the Kazan Sale should not cause MCC to become subject to any of the restrictions on business combinations with the Company set forth in Section 203 of the Delaware General Corporation Law.

   In connection with the Kazan Sale, Messrs. Jack Durliat, Gary M. Jacobs and Richard Kazan and the Company amended the Stockholders' Agreement to which each of them was a party. Pursuant to the Stockholders' Agreement, prior to its being amended in connection with the Kazan Sale, each of Messrs. Durliat, Jacobs and Kazan granted the Company and, secondarily, the other two of them a right of first purchase with respect to the selling stockholder's shares of Common Stock at current market value upon the occurrence of certain events, including a proposed sale by one of them of his shares of Common Stock to a third party. In connection with the Kazan Sale, the Company and Messrs. Durliat and Jacobs waived their rights to purchase Mr. Kazan's shares of Common Stock in order to permit Mr. Kazan to complete the Kazan Sale. In addition, in connection with the Kazan Sale, Mr. Kazan withdrew as a participant in the Stockholders' Agreement, Mr. Kazan waived his rights to any further benefits under the Stockholders' Agreement and Messrs. Durliat and Jacobs and the Company released Mr. Kazan from any further obligations under the Stockholders' Agreement. MCC did not become a party to the Stockholders' Agreement or succeed to any of Mr. Kazan's former rights and obligations under the Stockholders' Agreement.

   The Company and Messrs. Durliat and Jacobs are the only parties to the Stockholders' Agreement following the Kazan Sale. The right of first purchase provision in the Stockholders' Agreement is still effective as to Messrs. Durliat's and Jacobs' shares of Common Stock. In addition, upon the death or disability of Mr. Durliat or Mr. Jacobs, the Company remains obligated to purchase a number of his shares computed by dividing the then current market price per share into the greater of $1 million or the amount of insurance proceeds to be received by the Company in the event of his death. Prior to the Kazan Sale, the Company owned life insurance policies providing $3 million of coverage with respect to each of Messrs. Durliat, Jacobs and Kazan. Upon the death of one of Messrs. Durliat, Jacobs or Kazan, the proceeds of such insurance policies were to be used to fund the purchase by the Company of such stockholder's shares of Common Stock. During Fiscal 1994, the Company paid premiums of $47,642, $34,452 and $37,868 with respect to the life insurance policies covering Messrs. Durliat, Jacobs and Kazan, respectively. In connection with the Kazan Sale and as part of the amendments to the Stockholders' Agreement, Mr. Kazan waived any interest in the life insurance policies maintained by the Company on his life and declined the Company's offer to purchase such policies from the Company. The Company cashed in the insurance policies on Mr. Kazan's life in June 1994 and received $277,545.11 of cash surrender proceeds. The cash surrender values of the life insurance policies on Messrs. Durliat's and Jacobs' lives as of May 31, 1994 were $337,855 and $185,965, respectively.

   Dennis J. Lacey, the President and Chief Executive Officer of the Company, and the Company are parties to the First Amended and Restated Dennis J. Lacey Executive Employment Agreement, dated as of June 15, 1993, which amended and restated Mr. Lacey's Executive Employment Agreement, which was effective as of September 7, 1991, as amended by the parties on August 25, 1994 (collectively referred to herein as the "Lacey Employment Agreement"). The term of the Lacey Employment Agreement will expire upon the earliest to occur of (i) the close of business on September 6, 1996, unless renewed by the parties for one or more additional 12-month periods, (ii) a date mutually agreed to by the parties or
(iii) termination of Mr. Lacey's employment by the Company or Mr. Lacey. Pursuant to the Lacey Employment Agreement, the Company has agreed to pay Mr. Lacey an annual base salary of $225,000 commencing on September 6, 1994 (Mr. Lacey's annual base salary was $214,000 for Fiscal 1994 and the period from May 31, 1994 through September 5, 1994). Pursuant to the Lacey Employment Agreement, Mr. Lacey is entitled to receive up to 500,000 Incentive Shares of Common Stock in 50,000 share increments when the trading price of the Common Stock reaches $1.00 (for ten consecutive trading days) and for each subsequent $.50 increase (for a similar ten-day period) in the reported trading price of the Common Stock up to $4.00 per share and an additional 50,000 shares of Common Stock for each subsequent $.33 increase (for a similar ten-day period) in the reported trading price of the Common Stock between $4.00 and $5.00. If a change of control of the Company (as defined in the Lacey Employment Agreement) occurs and Mr. Lacey does not maintain his current position and compensation level or obtain and maintain a substantially similar position and compensation level with any successor entity for at least two years after the date of the change in control, all of the unvested Incentive Shares shall be deemed to have been earned and shall automatically vest as of Mr. Lacey's termination date or the date of the change in control, as the case may be. During Fiscal 1994, the Company registered all of the Incentive Shares with the SEC.

   Pursuant to the Lacey Employment Agreement, Mr. Lacey receives an automobile allowance of $500 per month and is entitled to participate in all Company benefit plans. Mr. Lacey is also entitled to severance benefits upon the termination of his employment with the Company for any reason, including a change of control of the Company, unless his termination is voluntary or for cause. The severance benefits are equal to 100% of his base salary, will be made in 12 equal monthly installments and will be reduced by any salary Mr. Lacey receives from subsequent employment during such 12-month period. The Lacey Employment Agreement provides that the Company will pay Mr. Lacey his share of any bonuses declared by the Company's Compensation Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Lacey's employment for the portion of the year prior to his termination date. The Company has also agreed to maintain Mr. Lacey's health insurance for the period during which Mr. Lacey receives severance payments.

   Through the date of this Proxy Statement, Mr. Lacey has received the following cash and non-cash bonuses under the Lacey Employment Agreement: (i) 100,000 shares of Common Stock at no cost to Mr. Lacey on September 6, 1991,
(ii) an additional 25,000 shares of Common Stock at no cost to Mr. Lacey with a related $7,250 tax gross-up on August 28, 1992, (iii) a $25,000 cash bonus, an additional 25,000 shares of Common Stock and a related $13,812 tax gross-up with respect to the stock on January 14, 1993, (iv) 50,000 Incentive Shares that were earned as of April 8, 1993 when the trading price of the Common Stock exceeded $1 per share for ten consecutive days and were distributed to Mr. Lacey on December 20, 1993, (v) a $25,000 cash bonus on August 31, 1993, and (vi) a $25,000 cash bonus that was awarded to Mr. Lacey on August 25, 1994. During Fiscal 1994, the Company also contributed $1,477 of premiums for a term life and long-term disability insurance policy owned by Mr. Lacey. During Fiscal 1994, Mr. Lacey sold 25,000 Incentive Shares.

   On August 25, 1994, the Compensation Committee (i) extended the term of the Lacey Employment Agreement for an additional 24 months through September 6, 1996, (ii) awarded Mr. Lacey a $25,000 cash bonus and (iii) adopted a senior management incentive cash bonus plan for Fiscal 1995 pursuant to which Mr. Lacey can earn a cash bonus in Fiscal 1995 of up to $125,000, if the Company achieves certain earnings targets and Mr. Lacey achieves certain other objectives. Pursuant to the senior management incentive cash bonus plan, other members of senior management (excluding Mr. Lacey) can earn, in the aggregate, up to an additional $675,000 of cash bonuses in Fiscal 1995 if the Company achieves certain earnings targets and members of senior management achieve certain other objectives.

   The Company and William B. Patton, Jr., Chairman of the Board and Chairman of the Compensation Committee, entered into the Patton Consulting Agreement, dated April 30, 1993. See "Compensation Committee Interlocks and Insider Participation" above for a discussion of the terms of the Patton Consulting Agreement.

   The Company and Richard H. Robinson, Senior Vice President of Marketing, entered into an employment letter dated October 8, 1991, which was extended for twelve months commencing on November 23, 1992 (the "Robinson Employment Letter"). Pursuant to the Robinson Employment Letter, Mr. Robinson's salary was set at $150,000, and the Company awarded Mr. Robinson an option to acquire 150,000 shares of Common Stock, 25% of which vested on October 10, 1991, another 25% of which vested on October 10, 1992, another 25% of which vested on October 10, 1993, and the remaining 25% of which may vest on October 10, 1994.

   CAII and Tricord Systems, Inc. ("Tricord"), in July 1993, entered into a vendor program agreement pursuant to which CAII agreed to provide lease services to customers of Tricord who desire to lease rather than purchase Tricord products. Mr. Edwards is an executive officer of Tricord. CAII is not obligated to pay any compensation to Tricord, and Tricord is not obligated to pay any compensation to CAII, under this agreement. All lease arrangements under this agreement are directly between CAII and the Tricord customer. CAII has agreed, at its own expense, to conduct training sessions for Tricord field sales personnel to familiarize them with CAII's leasing programs, to provide periodic leasing rate quotes and to update those quotes from time to time and to provide other leasing support services to Tricord and its customers.

   CAII purchases all of its office supplies from Corporate Express, Inc. Mr. Jacobs is an executive officer of Corporate Express, Inc. CAII does not presently have, and does not anticipate that it will enter into in the future, a written purchase/supply contract with Corporate Express, Inc. CAII paid Corporate Express, Inc. approximately $24,000 in Fiscal 1994 for office supplies.

   CAII and MCC entered into an Aircraft Remarketing Agreement in September 1992 (the "Aircraft Agreement"), pursuant to which CAII retained MCC to be its agent in remarketing certain aircraft for CAII for compensation payable by CAII to MCC in the amount of 4% (or such other amount as agreed to by the parties) of the gross sales proceeds or gross rental proceeds from each such remarketing transaction. The parties renewed the Aircraft Agreement for an additional twelve months through September 8, 1994 prior to its expiration in 1993. The parties intend to extend the term of the Aircraft Agreement for a second twelve-month period through September 8, 1995 in the next thirty days. During Fiscal 1994, CAII paid MCC $106,080 in remarketing fees with respect to six aircraft remarketing transactions. CAII has continuing remarketing fee obligations to MCC in Fiscal 1995.

   CAII entered into a contract with UNISYS Corporation in February 1994 for computer maintenance services for CAII's own in-house computer system. The term of the contract commenced in February 1994 and will expire in February 1997.
Mr. Patton is an executive officer of UNISYS Corporation. CAII currently pays UNISYS Corporation $1,113 per month under the contract. In February 1995, the fees payable to UNISYS Corporation under the contract are scheduled to increase to $2,623 per month.

   Mr. Edwards is the President, Chief Executive Officer, a director and a stockholder of Tricord. Several stockholders of Tricord filed class action lawsuits during July 1994 against Tricord, and certain officers and directors of Tricord, including Mr. Edwards, alleging certain violations of the federal securities laws. Mr. Edwards has advised the Company that Tricord and its officers and directors are vigorously defending these lawsuits.

   The Company believes that the transactions described above were on terms no less favorable to the Company than could have been obtained in arm's length transactions. All transactions or loans between the Company and its directors, officers, principal stockholders and their affiliates occurring after June 1, 1993 have been, and similar future transactions or loans will be, approved in advance by disinterested directors and have been or will be on terms believed by the Company to be no less favorable to the Company than those which could be obtained in arm's length transactions.


                             PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock ("Major Stockholders"):

                                   Beneficial Ownership(5)
                              ---------------------------------
                                 Number of Shares      Percent
                              -----------------------  --------

James D. Walker (1).........        1,166,082.5         10.11%
   8180 Greensboro Drive
   Suite 920
   McLean, VA 22102
William H. Buckland (1).....        1,166,082.5         10.11%
   8180 Greensboro Drive
   Suite 920
   McLean, VA 22102
Jack Durliat (2)(4).........        1,491,015           12.93%
   18 Borealis Way
   Castle Rock, CO 80104
Gary M. Jacobs (3)(4).......        1,936,607           16.80%
   5650 East Oxford Avenue
   Englewood, CO 80111

____________________

(1) MCC is the record owner of 2,332,165 shares of Common Stock. Messrs. Walker and Buckland, who are otherwise unrelated to each other, each own 50% of the issued and outstanding stock of MCC.

(2) Includes 141,000 shares owned by trusts created for the benefit of Mr. Durliat's children. Mr. Durliat's spouse exercises dispositive and voting rights in connection with shares held by the trusts for which she serves as trustee. Although Mr. Durliat may be deemed to exercise dispositive and voting control over such shares by virtue of his relationship with his spouse, he disclaims beneficial ownership.

(3) Includes (a) 11,942 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options and (b) up to 6,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership.

(4) See "Certain Transactions" above for a discussion of the various rights and obligations of Messrs. Durliat and Jacobs and the Company under the Stockholders' Agreement.

(5) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options. Each beneficial owner's number of shares is determined by assuming that options that are held by such person and that are exercisable within 60 days from the date of this Proxy Statement have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

   The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by directors who are not Major Stockholders and the directors and executive officers as a group:

                                                                                Management Ownership(9)
                                                                               --------------------------
         Holder                                                                Number of Shares  Percent
         ------                                                                ----------------  --------
John E. Christensen (1)......................................................        164,502       1.43%
David L. Fabian (2)..........................................................        147,000       1.28%
James D. Edwards (3).........................................................        162,500       1.41%
John F. Olmstead (4).........................................................        161,640       1.40%
Dennis J. Lacey (5)..........................................................        260,000       2.26%
William B. Patton, Jr. (6)...................................................        403,000       3.50%
Richard H. Robinson (7)......................................................        230,000       2.00%
Peter F. Schabarum (8).......................................................        158,750       1.38%
Directors and Executive Officers (other than Major Stockholders) as a Group
(8 persons)..................................................................      1,687,392      14.66%
- - ------------------

(1) Includes 82,500 shares of Common Stock that Mr. Christensen is entitled to acquire upon the exercise of vested stock options.

(2) Includes 125,000 shares of Common Stock that Mr. Fabian is entitled to acquire upon the exercise of vested stock options.

(3) Includes 132,500 shares of Common Stock that Mr. Edwards is entitled to acquire upon the exercise of vested stock options.

(4) Includes 104,640 shares of Common Stock that Mr. Olmstead is entitled to acquire upon the exercise of vested stock options.

(5) Includes 45,000 shares of Common Stock that Mr. Lacey is entitled to acquire upon the exercise of vested stock options.

(6) Includes 268,000 shares of Common Stock that Mr. Patton is entitled to acquire upon the exercise of vested stock options.

(7) Includes 150,000 shares of Common Stock that Mr. Robinson is entitled to acquire upon the exercise of vested stock options.

(8) Includes 78,750 shares of Common Stock that Mr. Schabarum is entitled to acquire upon the exercise of vested stock options.

(9) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options. Each beneficial owner's number of shares is determined by assuming that options that are held by such person and that are exercisable within 60 days from the date of this Proxy Statement have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board has appointed KPMG Peat Marwick, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1995 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. KPMG Peat Marwick has served as the Company's auditors since May 3, 1993, which was the effective date of the dismissal of Coopers & Lybrand ("C&L"), the Company's former independent auditors. The decision to change independent auditors in May 1993 was recommended by the Audit Committee and approved by the Board. C&L's report on the Company's financial statements for the two fiscal years prior to C&L's dismissal contained no adverse opinion or disclaimer of opinion and was not qualified as to any uncertainty, the audit scope or any accounting principle. There was no disagreement during the two fiscal years prior to C&L's dismissal, or any subsequent interim period, between the Company and C&L on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure.

   In the event that the resolution to ratify the selection of KPMG Peat Marwick as the Company's auditors for Fiscal 1995 is defeated, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for Fiscal 1995 will be permitted to stand unless the Board finds other reasons for making a change.

   It is understood that even if the selection of KPMG Peat Marwick is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

   A representative of KPMG Peat Marwick is expected to attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

   Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1995 annual meeting, they must be received by the Company not later than May 15, 1995. Such proposals should be addressed to the Company at 7175 West Jefferson Avenue, Suite 3000, Lakewood, Colorado 80235, Attn: Corporate Secretary.


                                 OTHER MATTERS

   Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.


                                              CAPITAL ASSOCIATES, INC.

                                 FORM OF PROXY

                           CAPITAL ASSOCIATES, INC.
                          7175 WEST JEFFERSON AVENUE
                           LAKEWOOD, COLORADO 80235

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                               OCTOBER 13, 1994

     The undersigned hereby appoints each of William B. Patton, Jr. and John L. Ruppert as proxy and attorney-in-fact for the undersigned with full power of substitution to vote on behalf of the undersigned at the Company's 1994 Annual Meeting of Stockholders to be held on October 13, 1994, and at any adjourn-ment(s) or postponement(s) thereof, all shares of the Common Stock $.008 par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS.....FOR all nominees___   WITHHOLD AUTHORITY___
                           (except as indicated below)  to vote for all nominees

Nominees:   James D. Edwards, Gary M. Jacobs, Dennis J. Lacey, William B.
            Patton, Jr., Peter F. Schabarum and James D. Walker

     To withhold authority to vote for any individual nominee, write that individual's name in the space provided below.

________________________________________________________________________________

2. Ratification of KPMG Peat Marwick as auditors for the Company for the 1995 fiscal year.

                        FOR___    AGAINST___    ABSTAIN___

                            Please sign exactly as name appears at left:

                            Dated:______________________________________________

                            ____________________________________________________
                                                  Signature

                            ____________________________________________________
                                         Signature (if held jointly)

                            When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.